UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2006

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Transition Assistance Agreement and Change of Control Agreement with Shailesh M. Kotwal
The Company entered into a Transition Assistance Agreement with Shailesh M. Kotwal, President, eFunds International, effective as of August 28, 2006, which contains a severance provision providing for the continuation of his base salary for one year plus a second year of income continuation if the Company terminates his employment for reasons other than for cause. Cause is defined in the agreement to include, among other things, the executive engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executive is required to release any claims that the executive may have against the Company as a condition to receiving payments under the agreement. The executive is also required to refrain from competing with the Company while receiving any transition payments.

The Company has also executed a Change in Control Agreement with Mr. Kotwal. This agreement is designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing Mr. Kotwal with assurances regarding his compensation and benefits expectations under such circumstances.

Under the Change in Control Agreement, Mr. Kotwal agrees to remain in the Company's employ, and the Company agrees to continue to employ him, until the third anniversary following any "business combination" involving the Company. During that three-year period, Mr. Kotwal is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by him during the 180 day period prior to the effective date of the change in control. Mr. Kotwal’s base salary may not be reduced below that earned by him during the twelve month period preceding the effective date of the business combination. In determining any increase in Mr. Kotwal’s base salary during the three year period, Mr. Kotwal is to be treated in a manner consistent with other peer executives. Mr. Kotwal is also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

If, during the three year period, the Company terminates Mr. Kotwal’s employment other than for "cause" or "disability" or Mr. Kotwal terminates his employment for "good reason" (all as defined in the agreements), Mr. Kotwal is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by him prior to the date of termination. In addition, Mr. Kotwal is entitled to receive a lump sum payment equal to two times the sum of his annual base salary and his historical or target incentive award, plus the amount that the Company would have contributed to the retirement plans in which he participated prior to his termination in respect of such sum. Mr. Kotwal is also entitled to the continuation of his medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

All unvested options granted to Mr. Kotwal vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of the Company and all other restricted shares and restricted stock units held by him under the Company's stock incentive plan vest and are converted into shares of common stock on the date of any such event.

The agreements also provide that if any payment or benefit received or to be received by Mr. Kotwal, whether or not pursuant to his or Change in Control Agreement, would be subject to the federal excise tax on "excess parachute payments," the Company will pay to him such additional amount as may be necessary so that he realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Restricted Stock Unit and Option Grants
The Company granted Mr. Kotwal a restricted stock unit award of 10,000 restricted stock units on August 28, 2006. These units will vest and be converted on a one-for-one basis into shares of Company common stock in three equal installments on September 19th of 2007, 2008 and 2009, if, subject to certain exceptions, Mr. Kotwal continues to provide services through the applicable vesting date. The other terms and conditions of Mr. Kotwal's restricted stock unit award are materially the same as those set forth in the Company's standard form of restricted stock unit agreement, a copy of which was attached as Exhibit 10.9 to the Quarterly Report filed by the Company on Form 10-Q for the quarter ended June 30, 2006.

The Company also granted Mr. Kotwal an option to purchase 50,000 shares of common stock of the Company at an exercise price of $21.98 pursuant to the Company's 2006 Stock Incentive Plan on August 28, 2006. The option has a term of ten years from the date of grant. The option vests in three equal installments on each of the three succeeding anniversaries of the date of grant, if subject to certain exceptions, Mr. Kotwal continues to provide services to the Company through the applicable vesting date. The other terms and conditions of Mr. Kotwal's option are materially the same as those set forth in the Company's standard form of employee option agreement, a copy of which was attached as Exhibit 10.6 to the Quarterly Report filed by the Company on Form 10-Q for the quarter ended June 30, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

August 31, 2006	By:	/s/ Steven F. Coleman

Name: Steven F. Coleman
Title: Executive Vice President, Secretary and General Counsel